Exhibit 99.1

News Release

Contacts:
David P. Southwell
Chief Financial Officer
Sepracor Inc.

Jonae R. Barnes
Vice President
Investor Relations
Sepracor Inc.
(508) 481-6700

SEPRACOR ANNOUNCES FIRST QUARTER 2007 RESULTS

MARLBOROUGH, Mass., April 24, 2007 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the first quarter of 2007.

For the three months ended March 31, 2007, Sepracor’s consolidated revenues were approximately $331.4 million, of which revenues from Sepracor’s pharmaceutical product sales were approximately $321.3 million (XOPENEX® brand levalbuterol HCl Inhalation Solution revenues were $152.5 million, XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol revenues were $20.5 million and LUNESTA® brand eszopiclone revenues were $148.3 million). Net income for the first quarter of 2007 was approximately $22.5 million, or $0.19 per diluted share. Included in the first quarter 2007 results is an after-tax charge of  $32.9 million, or $0.28 per diluted share, related to the preliminary settlement of two class action lawsuits described below. These consolidated results compare with consolidated revenues for the first quarter of 2006 of approximately $285.7 million, of which revenues from Sepracor’s pharmaceutical product sales were approximately $277.5 million (XOPENEX Inhalation Solution revenues were $134.1 million, XOPENEX HFA revenues were $5.3 million and LUNESTA revenues were $138.1 million). Net income for the first quarter of 2006 was approximately $10.0 million, or $0.09 per diluted share.

Sepracor repaid all of its outstanding 5% convertible subordinated debentures (approximately $451.0 million, including $11.0 million in interest) when they came due on February 15, 2007. As of March 31, 2007, Sepracor had approximately $830.3 million in cash and short- and long-term investments.

Recent Highlights

•                  On April 20, 2007, Sepracor Inc. (“Sepracor”) entered into a Memorandum of Understanding (the “MOU”), regarding the settlement of two securities class action lawsuits (the “Class Actions”) pending in the United States District Court for the District of Massachusetts (the “Court”) against Sepracor and certain of its current and former officers and one director (the “Defendants”).  As previously disclosed, the Class Actions, which were filed on behalf of certain purchasers of

Sepracor’s equity and debt securities (the “Plaintiffs”), allege that the Defendants violated the federal securities laws by making false and misleading statements relating to the testing, safety and likelihood of approval of tecastemizole by the United States Food and Drug Administration (FDA). Under the terms of the MOU, which outlines certain elements of a settlement that will require the execution by all parties of definitive settlement agreement(s), notice to the Plaintiffs and final approval by the Court, Sepracor has agreed with counsel for the lead Plaintiffs to pay or cause to be paid $52.5 million in settlement of the Class Actions.  Of this amount, Sepracor will pay a pre-tax amount of approximately $34.0 million and expects that its insurance carriers will pay the remaining $18.5 million.  In consideration of this settlement payment, counsel for the lead Plaintiffs has agreed, that the settlement will include a dismissal of the Class Actions with prejudice and a release of claims by the Plaintiffs.

The MOU contains no admission of wrongdoing.  Sepracor and the other defendants have always maintained and continue to believe that they did not engage in any wrongdoing or otherwise commit any violation of federal or state securities laws or other laws.  However, given the potential cost and burden of continued litigation, Sepracor believes the settlement is in its best interests and the best interests of its stockholders.

•                  Sepracor announced on March 1, 2007 that Adrian Adams has been appointed President and Chief Operating Officer and W. James O’Shea has been appointed to the newly created position of Vice Chairman of the company.

Mr. Adams was President and Chief Executive Officer of Kos Pharmaceuticals, Inc. (“Kos”) from 2002 until the acquisition of the company by Abbott Laboratories in December 2006 for $3.7 billion.  During his tenure, he increased revenues ten-fold and led the transformation of Kos into a fully integrated and profitable pharmaceutical company with annual revenues approaching one billion dollars and strong positions in the cardiovascular and respiratory disease areas.  Mr. Adams has over 30 years of experience in both specialty and large pharmaceutical organizations that, in addition to Kos, included careers with ICI, SmithKline Beecham and Novartis, and involved work and product launches in many therapeutic areas. Mr. Adams has a broad background encompassing research and development, sales, international and national product marketing, business development and extensive general management experience.

•                  The company’s board has also elected Andrew Koven to the newly created position of Executive Vice President, General Counsel and Corporate Secretary. Mr. Koven held a similar position at Kos  from 2003 to 2007.  Prior to Kos, he was Assistant General Counsel of both the Pharmaceutical and Consumer Health divisions of Warner Lambert, and earlier worked with Cahill, Gordon and Reindel in New York.

•                  Sepracor commercially introduced BROVANA™ brand arformoterol tartrate Inhalation Solution in April 2007, and the product is now available by prescription in pharmacies nationwide.  BROVANA is a long-term, twice-daily (morning and evening), maintenance treatment of bronchoconstriction in patients with chronic obstructive pulmonary disease (COPD), including chronic bronchitis and emphysema.

Commercialized Products

LUNESTA® brand eszopiclone — LUNESTA is indicated for the treatment of sleep onset and/or sleep maintenance insomnia and is available by prescription in 1 mg, 2 mg and 3 mg dosage strengths.

An estimated 36 percent of adult Americans reported suffering from either chronic or occasional insomnia in the last year.(1) Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

•                  LUNESTA Geographic Expansion Update

In December 2006, Sepracor submitted to regulatory authorities in Japan a Clinical Trial Notification, which is the equivalent of an Investigational New Drug Application in the U.S., for LUNESTA for the treatment of insomnia and has begun a Phase I clinical trial in Japan. In Europe, Sepracor is preparing to submit a Marketing Authorization Application, which is the equivalent of a New Drug Application in the U.S. for LUNESTA for the treatment of insomnia to the European Union regulatory agency during the second half of 2007.

•                  Recent LUNESTA Publication

Additional data from Sepracor’s Phase IIIB/IV, 545-patient study of LUNESTA in patients with insomnia and co-existing MDD were published in the February 2007 edition of the Journal of Clinical Sleep Medicine.

This double-blind, placebo-controlled, ten-week study evaluated the efficacy and safety of LUNESTA in patients who met DSM-IV®(2) criteria for both insomnia and MDD (either newly diagnosed or patients who had a new recurrence of MDD).  Patients were randomized to receive open-label fluoxetine each morning and either double-blind LUNESTA 3 mg (n=270) or matching placebo (n=275) nightly for the first eight weeks, followed by a two-week period during which all patients received single-blind placebo treatment and continued receiving fluoxetine.

The study endpoints contained in the Journal of Clinical Sleep Medicine manuscript were the evaluation of withdrawal effects during the two-week discontinuation period, which is also referred to as the run-out period, by examining: 1) the prevalence of new or worsening central nervous system (CNS) or CNS-related adverse events, 2) rebound insomnia, and 3) worsening of MDD symptoms. The rebound insomnia variables were assessed using an interactive voice response system (IVRS) during the run-out period and they included sleep onset, wake time after sleep onset (WASO), total sleep time (TST), and measures of daytime functioning.

Sleep and daytime function were also assessed subjectively during the run-out period, which was the two weeks following discontinuation of double-blind therapy, using the insomnia severity index (ISI) scale, which consists of self-ratings of difficulties with sleep onset, sleep maintenance, and early morning awakenings, as well as daytime function, degree of impairment, and concern and satisfaction with current sleep pattern.  Depressive symptoms were assessed during the run-out period using the HAM-D17 scale (Hamilton Depression Rating Scale, the standard scale used by clinicians in research studies to assess depression; the HAM-D17 is a list of symptoms commonly associated with depression; a lower score indicates fewer symptoms of depression). The HAM-D17 was also used to evaluate antidepressant response and remission rates. In addition, at Weeks 8 and 10, antidepressant efficacy was evaluated using Clinical Global Impression Improvement (CGI-I) and Severity (CGI-S) scales (used by clinicians to assess improvement in a patient’s MDD symptoms and the severity of their depression at various time points, respectively).

In this study, patients discontinued from LUNESTA maintained improvements from baseline in sleep onset, WASO, and TST during the two-week discontinuation period (p<0.05). LUNESTA discontinuation did not result in significant CNS withdrawal adverse events, rebound insomnia or rebound depression, and improvements in sleep and depressive symptoms were maintained. The improvements in the HAM-D17 scale scores with and without the three sleep items observed with co-therapy versus monotherapy at Week 8 (p<0.02) were maintained at Week 10 (p<0.002) in the group initially randomized to co-therapy.

Important Safety Information - LUNESTA

LUNESTA is indicated for the treatment of insomnia. LUNESTA is not indicated for the treatment of depression. LUNESTA works quickly and should only be taken immediately before bedtime. Patients should have at least eight hours to devote to sleep before becoming active. Patients should not engage in any activity after taking LUNESTA that requires complete alertness, such as driving a car or operating machinery. Patients should use extreme care when engaging in these activities the morning after taking LUNESTA. Patients should not use alcohol while taking any sleep medicine. Most sleep medicines carry some risk of dependency. Patients should not use sleep medicines for extended periods without first talking to their doctor. Patients should see their doctor if they experience unusual changes in thinking or behavior, or if sleep problems do not improve in 7 to 10 days as this may be due to another medical condition. Side effects may include unpleasant taste, headache, drowsiness and dizziness.

XOPENEX® brand levalbuterol HCl Inhalation Solution — XOPENEX Inhalation Solution is a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and a pathologic finding of airway inflammation. According to the 2002 National Health Interview Survey conducted by the Centers for Disease Control and Prevention, nearly 31 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects nearly 9 million children in the U.S. under the age of 18. Short-acting bronchodilators are the most-prescribed asthma therapy among primary care physicians and pediatricians in the U.S., according to IMS Health information.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol MDI — XOPENEX HFA is a hydrofluoroalkane (HFA) metered-dose inhaler (MDI), which is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medication is inhaled. Indicated for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, XOPENEX HFA complements the XOPENEX Inhalation Solution product line and provides patients with a portable means of administering XOPENEX.

BROVANA™ brand arformoterol tartrate Inhalation Solution — BROVANA is a long-term, twice-daily (morning and evening), maintenance treatment of bronchoconstriction in patients with COPD, including chronic bronchitis and emphysema. BROVANA is for use by nebulization only.

Sepracor commercially introduced BROVANA in April 2007.  Sepracor’s sales force is promoting BROVANA in hospitals and to primary care physicians and pulmonologists who treat patients with COPD. BROVANA is the first long-acting bronchodilator to be approved as an inhalation solution for use with a nebulizer, which is a device that converts liquid medication into a fine mist that is inhaled through a mouthpiece or mask.

According to the National Center for Health Statistics, COPD is the fourth leading cause of death in the U.S., and in 2004, approximately 12 million adults in the U.S. were reported to have COPD. Approximately 24 million adults have evidence of impaired lung function, which may indicate that COPD is under-diagnosed, according to the National Heart, Lung, and Blood Institute (NHLBI). COPD is a slowly progressive disease of the airways that is characterized by a gradual loss of lung function. According to the NHLBI, COPD includes chronic bronchitis, chronic obstructive bronchitis and emphysema, or combinations of these conditions.

Phase I and Preclinical Development

The following is a summary of some of Sepracor’s products under development.

SEP-225289 Update — SEP-225289 is a serotonin, norepinephrine and dopamine reuptake inhibitor (SNDRI), for the treatment of major depressive disorder and is currently in Phase I.  Sepracor plans to advance SEP-225289 into a Phase II proof-of-concept study during 2007. Based on preclinical data, SEP-225289 appears to be a highly potent reuptake inhibitor with a mechanism that has a balanced action across the three neurotransmitters.

According to the National Institutes of Health (NIH), major depression is one of the most common chronic conditions as approximately 18 million Americans have a depressive disorder in any given year. The NIH describes major depression as a condition when five or more symptoms of depression are present for at least two weeks. These symptoms include feeling sad, hopeless, worthless or pessimistic.  In addition, people with major depression often have behavior changes, such as new eating and sleeping patterns.  Evidence suggests that between 29 percent and 46 percent of depressed patients fail to fully respond to antidepressant treatment with marketed drugs.(3)

SEP-227162 Update — SEP-227162 is a serotonin and norepinephrine reuptake inhibitor (SNRI) for the treatment of depression and is currently in Phase I. Sepracor plans to advance SEP-227162 into a Phase II proof-of-concept study during 2007.

SEP-225441 Update —  SEP-225441 is a GABA-a agonist for the treatment of generalized anxiety disorder and panic disorder and is anticipated to enter Phase I during the second half of 2007. Anxiety disorders affect approximately 40 million American adults aged 18 years and older in a given year,(4) causing them to feel  fearful and uncertain.

Partnered Programs

Sepracor continues to earn royalties on sales of out-licensed antihistamine products.  These include:

•                                ALLEGRA® brand fexofenadine HCl — Marketed by sanofi-aventis, Sepracor earns royalties in countries outside the U.S. where Sepracor holds patents relating to fexofenadine, including Japan, Europe, Canada and Australia;

•                                CLARINEX® brand desloratadine HCl — Marketed by Schering-Plough Corporation, Sepracor earns royalties on sales of all formulations of CLARINEX in the U.S. and other countries where Sepracor holds patents relating to desloratadine; and

•                                XYZAL®/XUSAL™ brand levocetirizine — Marketed by UCB, Sepracor earns royalties on sales of levocetirizine in European countries in which the product is sold and will be entitled to receive royalties on product sales of levocetirizine in the U.S. if and when it is approved by the FDA.

Corporate Update

On March 23, 2007, Sepracor announced that it had received notice that Dey, L.P. and Dey, Inc. (collectively “Dey”) had filed a patent infringement suit concerning Sepracor’s BROVANA product for the maintenance treatment of bronchoconstriction in patients with COPD.  On April 5, 2007, the company was served with this complaint. Sepracor believes it has strong defenses to the allegations made in the complaint, has filed and served its answer and counterclaims to the complaint, and intends to vigorously defend against this action; however, it is too early to make a reasonable assessment as to the likely outcome or impact of this litigation.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the commercial launch of BROVANA brand arformoterol tartrate Inhalation Solution and the successful development and commercialization of the company’s other pharmaceutical products under development; the safety, efficacy, potential benefits, possible uses and commercial success of LUNESTA brand eszopiclone, XOPENEX brand levalbuterol HCl Inhalation Solution, XOPENEX HFA brand levalbuterol tartrate and BROVANA, and all of the company’s pharmaceutical candidates; the settlement of the pending Class Action lawsuits, including the amount of the settlement payment and the portion to be paid by Sepracor; and expectations with respect to collaborative agreements, the FDA approval process, Sepracor’s future growth and profitability and the likely outcome of the lawsuit filed by Dey. All of Sepracor’s products under development require significant research, development and testing, regulatory approvals and a commitment of significant additional resources prior to commercialization. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of, or interruption in sales of Sepracor products; disagreement over the terms of the definitive agreement(s) to settle the Class Actions, a decision by the Court not to approve the settlement, an appeal or objections raised by the Plaintiffs and/or the insurers failure to contribute the agreed upon amount to the settlement; Sepracor’s ability to fund, and the results of, further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; changes in the use and/or label of LUNESTA or Sepracor’s other products; the commercial introduction of a generic version of XOPENEX Inhalation Solution or any of Sepracor’s other products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the effects and outcome of the SEC’s inquiry into Sepracor’s stock option granting practices and the related derivative suits; the outcome of the patent infringement suit filed against Sepracor; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

(1) Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353

(2) Diagnostic and Statistical Manual of Mental Disorders - Fourth Edition

(3) Data Monitor, October 2004

(4) Kessler RC, Chiu WT, Demler O, Walters EE. Prevalence, severity, and comorbidity of twelve-month DSM-IV disorders in the National Comorbidity Survey Replication (NCS-R). Archives of General Psychiatry, 2005 Jun;62(6):617-27

Brovana is a trademark and Lunesta, Xopenex and Xopenex HFA are registered trademarks of Sepracor Inc. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.  DSM-IV is a registered trademark of the American Psychiatric Association.

In conjunction with this First Quarter 2007 Financial Results press release, Sepracor will host a conference call and live audio webcast beginning at 8:30 a.m. ET on April 24, 2007.  To participate via telephone, dial 973-582-2749, referring to access code 8655613.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 11:00 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 8655613. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2007	2006

Revenues:

Product sales	$321,297	$277,505
Royalties and other	10,137	8,173
Total revenues	331,434	285,678

Cost of revenue	31,618	25,692

Gross margin	299,816	259,986

Operating expenses:
Research and development	40,702	49,269
Sales and marketing	192,118	189,991
General and administrative and patent costs	18,892	14,508
Litigation settlement	34,000	—
Total operating expenses	285,712	253,768

Income from operations	14,104	6,218

Other income (expense):
Interest income	12,602	9,794
Interest expense	(2,757)	(5,551)
Other income (expense), net	272	(56)
Total other income	10,117	4,187

Equity in investee losses	(272)	(258)

Income before income taxes	$23,949	$10,147

Income taxes	1,400	111

Net income	$22,549	$10,036

Net income per common share — basic	$0.21	$0.10

Net income per common share — diluted	$0.19	$0.09

Weighted average shares outstanding — basic	105,980	104,292

Weighted average shares outstanding — diluted	117,050	115,470

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2007	2006
ASSETS

Cash, short and long-term investments	$830,277	$1,166,324
Accounts receivable, net	198,333	175,103
Inventory, net	34,122	37,087
Property, plant and equipment, net	78,499	72,811
Investment in affiliate	4,954	5,107
Other assets	61,300	37,361

Total assets	$1,207,485	$1,493,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$191,318	$123,850
Other liabilities	148,823	115,877
Debt payable	4,211	1,078
Convertible subordinated debt	720,820	1,160,820
Total stockholders’ equity	142,313	92,168

Total liabilities and stockholders’ equity	$1,207,485	$1,493,793